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                                                                    EXHIBIT 99.1

                                   [PGA LOGO]

PERSONNEL GROUP OF AMERICA, INC.                                    NEWS RELEASE

FOR IMMEDIATE RELEASE               Contact:          James C. Hunt
                                                      Senior Vice President and
                                                      Chief Financial Officer

                                                      Ken R. Bramlett, Jr.
                                                      Senior Vice President and
                                                      General Counsel


                        PERSONNEL GROUP OF AMERICA, INC.
                    ACQUIRES TRILOGY CONSULTING CORPORATION


CHARLOTTE, NC (April 9, 1998) -- Personnel Group of America, Inc. (NYSE:PGA), a leading information technology services and commercial staffing company headquartered in Charlotte, today announced that it has acquired Trilogy Consulting Corporation, a leading Chicago-based provider of information technology staffing and consulting services. Founded in 1982, Trilogy has approximately 350 consultants on assignment and is one of the largest providers of SAS programmers and developers to the pharmaceutical and biotech industries in the United States. Trilogy operates offices in Waukegan, Illinois (greater Chicago area); Princeton, New Jersey; Research Triangle Park, North Carolina; and San Mateo, California; and a development center in Kalamazoo, Michigan.

         "We are excited to announce the Trilogy acquisition, as it will mark our entry into the specialized SAS area and give us a strong presence in several new geographic markets," said Edward P. Drudge, Jr., PGA's chairman and chief executive officer. "Trilogy is a market leader in the SAS area nationally, and we are enthusiastic about using Trilogy's specialized expertise throughout our IT division. Trilogy's Kalamazoo development facility also will substantially increase PGA's off-site development capacity. Just as we have in the past, we will preserve Trilogy's brand name and continue to build on the excellent reputation for quality service that the company has developed in all of its markets."

         Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology services and commercial staffing solutions. With this acquisition, the Company now operates through 137 offices in 25 states and the District of Columbia. PGA's Information Technology Division is comprised of 14 companies, and its Commercial Staffing Division is comprised of 24 companies. Each of PGA's companies operates in a decentralized manner and typically retains its local brand name.


         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or financial condition are fluctuations in the economy, the degree and nature of competition and the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's inability at any time to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.

                                      -END-



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